CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Service Providers”, “Independent Registered Public Accounting Firm and Legal Counsel”, and “Financial Highlights” within the Prospectus and “Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm and Legal Counsel” within the Statement of Additional Information and to the use of our report dated  December 30, 2014 relating to the financial statements of Torchlight Value Fund, Inc., for the fiscal year ended October 31, 2014, which is incorporated by reference in this Post-Effective Amendment No. 22  to the Registration Statement (Form N-1A No. 811-08920).

/s/ ERNST & YOUNG LLP

New York, New York
February 27, 2015